UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  July 24, 2018

PUREBASE CORPORATION
(Exact Name of Registrant as Specified in Charter)

Nevada	333-188575	27-2060863
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8625 State Hwy 124
Ione, CA 95640
(Address of principal executive offices)

Registrant's telephone number, including area code: (209) 257-4331

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02       Appointment of Director

On July 24, 2018 Purebase Corporation (the "Company") expanded the Company's Board of Directors from four to five members and appointed Thomas M. Swett as a Director of the Company.

Thomas M. Swett, Esq. was raised near the town of Jackson, California and attended the University of Nevada, Reno where he obtained a Bachelor of Science degree in Natural Resource Management. He then went on to attend Oregon State University, where he obtained his Master of Science degree in Forest Products with a minor in Business Administration.  Upon graduation, Mr. Swett worked in the forest products manufacturing industry in California, Oregon, Washington, and mainland China with responsibility for production, quality control, and process improvement.   Mr. Swett was later hired as the quality control/process improvement supervisor for Simpson Timber Company's Shelton Washington sawmill complex, which at the time was the largest softwood lumber manufacturing operation in the United States. Mr. Swett attended the University of the Pacific, McGeorge School of Law in Sacramento, California and graduated in 2004. Upon graduating from law school Mr. Swett began his legal practice as an associate at McDonough Holland & Allen, P.C. in Sacramento, California focusing on real estate law, land title and escrow disputes, and general litigation in support of the firm's transactional practices. Mr. Swett has since had of-counsel relationships with Boutin Jones and with Harrison Temblador Hungerford & Johnson and in April 2016 commenced practicing as a partner with Burton Richards & Swett, P.C. where he continues to focus on real estate law and general business litigation.

In 2007, Mr. Swett shifted his focus to project management work for Amador Ranch Associates, LLC, owners of Rancho Arroyo Seco, a 16,000-acre property in Amador County, California.  In connection with that project, Mr. Swett manages the property's active sand and gravel, hard rock, and clay mining operations, including regulatory compliance issues. Mr. Swett also supervised the entitlement of the Newman Ridge Quarry and Edwin Center industrial area, a 210-million-ton hard rock mining entitlement coupled with a 135-acre industrial/manufacturing area permitted for aggregate processing and value-added manufacturing such as ready-mix and asphalt production.  Mr. Swett currently resides with his family in Carmichael, California.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PUREBASE CORPORATION

Date: July 27, 2018	By:	/s/ Scott Dockter
Scott Dockter
Chief Executive Officer